Exhibit 10.2

Second Amendment to Lease

This Second Amendment to Lease (this “Amendment”), is made as of the 15th day of June, 2021 (the “Effective Date”), by and between PPF OFF 100 CAMBRIDGE PARK DRIVE, LLC, a Delaware limited liability company, with a business address of c/o Morgan Stanley Real Estate Advisor, Inc., 1585 Broadway, 37th Floor, New York, New York 10036 (the “Landlord”) and VOR BIOPHARMA, INC., a Delaware corporation, with a business address of 100 CambridgePark Drive, Cambridge, Massachusetts 02140 (the “Tenant”).

WITNESSETH:

Reference is hereby made to the following facts:

A.Landlord and Tenant entered into that certain Lease dated as of December 17, 2019, as amended by that certain First Amendment to Lease (the “First Amendment”) dated as of the date hereof (collectively, the “Existing Lease”), for certain premises (the “Existing Premises”) which, upon the occurrence of the First Floor Expansion Premises Commencement Date, will be comprised of 43,060 rentable square feet located on the first (1st) and fourth (4th) floors of the building (as more particularly described in the Existing Lease, the “Building”) located at 100 CambridgePark Drive, Cambridge, Massachusetts.  All capitalized words and phrases used in this Amendment and not otherwise defined herein shall have the meanings ascribed to them in the Existing Lease.  The Existing Lease, as modified and amended by this Amendment, is referred to herein as the “Lease.”

B.Landlord and Tenant have agreed to add additional premises (the “Third Floor Expansion Premises”) containing 30,175 rentable square feet located on the third (3rd) floor of the Building to the Premises demised under the Lease, and to modify and amend the Existing Lease, all in the manner hereinafter set forth.

NOW THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt, sufficiency and delivery of which are hereby acknowledged, the Existing Lease is hereby amended as follows:

1.Lease Term.  The “Third Floor Expansion Premises Commencement Date” shall mean the date on which Landlord tenders the Third Floor Expansion Premises for possession to Tenant in the following condition (the “Delivery Condition”): (a) the Third Floor Expansion Premises are vacant, broom-clean and free of all tenants and occupants; (b) the Landlord’s Third Floor Expansion Premises TI Work (as defined in the Work Letter attached to this Amendment as Exhibit D, Second Amendment and incorporated herein by this reference (the “Work Letter”)) has been Substantially Completed (as hereinafter defined), and (c) all Building Systems serving the Third Floor Expansion Premises are in good working order and suitable for laboratory uses.  Effective as of the Third Floor Expansion Premises Commencement Date, the Term of the Lease with respect to the Third Floor Expansion Premises shall commence.  Without limiting or detracting from the effectiveness of said date, promptly after the occurrence of the Third Floor Expansion Premises Commencement Date, upon the request of either party, Landlord and Tenant shall enter into a mutually-satisfactory commencement date agreement substantially in the form attached to the Existing Lease as Exhibit B confirming the Third Floor Expansion Premises Commencement Date.  From and after the Third Floor Expansion Premises Commencement Date, except as expressly set forth in this Amendment, each reference contained in the Existing Lease to the “Premises” shall be considered to be a reference to the Existing Premises and the Third Floor Expansion Premises, collectively.  The Third Floor Expansion Premises Commencement Date is anticipated to occur on January 1, 2022.

2.Demise of Third Floor Expansion Premises.  Landlord hereby demises and leases the Third Floor Expansion Premises to Tenant, and Tenant hereby hires and takes the Third Floor Expansion Premises from Landlord, which Third Floor Expansion Premises is depicted on the floor plan attached to this Amendment as Exhibit A-6 and incorporated herein by this reference, for a term commencing on the Third Floor Expansion Premises Commencement Date and expiring on the Expiration Date, unless earlier terminated in accordance with the terms of the Lease.  The demise and use of the Third Floor Expansion Premises shall be upon and subject to all of the other terms and conditions of the Existing Lease, except as expressly set forth in this Amendment.  From and after the Third Floor Expansion Premises Commencement Date, for and with respect to the Third Floor Expansion Premises, Tenant shall be bound by and shall comply with all provisions of the Existing Lease, including, without limitation, the obligations to pay Base Rent, Tenant’s Pro Rata Share of Expenses, Tenant’s Pro Rata Laboratory Share of Laboratory Expenses, Tenant’s Pro Rata Share of Taxes, the Amenity Fee, electricity and other utility charges, the obligations regarding the performance of Alterations, the obligations regarding obtaining and maintaining insurance coverage, and the indemnification obligations.

3.Rent for Third Floor Expansion Premises.

  (a) For and with respect to the Third Floor Expansion Premises, commencing on the Third Floor Expansion Premises Commencement Date and thereafter throughout the Term, Tenant shall pay to Landlord Base Rent, Tenant’s Pro Rata Share of Expenses, Tenant’s Pro Rata Laboratory Share of Laboratory Expenses and Tenant’s Pro Rata Share of Taxes, the Amenity Fee, all other Additional Rent, and all other charges payable pursuant to the Lease.  All such amounts shall be payable in accordance with the terms and provisions of the Existing Lease.

(b)For and with respect to the Third Floor Expansion Premises, Tenant shall pay Base Rent, at the following rates:

Period of Time	Annual Base Rent	Monthly Base Rent
Third Floor Expansion Premises Commencement Date - the day preceding the date which is six (6) months after the Third Floor Expansion Premises Commencement Date	$1,189,650.00*	$99,137.50
The date which is six (6) months after the Third Floor Expansion Premises Commencement Date – September 27, 2022	$1,982,750.00*	$165,229.17

Period of Time	Annual Base Rent	Monthly Base Rent
September 28, 2022- the day preceding the First (1st) anniversary of the Third Floor Expansion Premises Commencement Date	$2,042,250.00*	$170,187.50
First (1st) anniversary of the Third Floor Expansion Premises Commencement Date – September 27, 2023	$2,464,974.63*	$205,414.55
September 28, 2023- September 27, 2024	$2,538,923.87	$211,576.99
September 28, 2024- September 27, 2025	$2,615,091.58	$217,924.30
September 28, 2025- September 27, 2026	$2,693,544.33	$224,462.03
September 28, 2026- September 27, 2027	$2,774,350.66	$231,195.89
September 28, 2027- September 27, 2028	$2,857,581.18	$238,131.76
September 28, 2028- September 27, 2029	$2,943,308.61	$245,275.72
September 28, 2029– Expiration Date	$3,031,607.87*	$252,633.99

* Annualized.

Notwithstanding anything to the contrary contained herein, Tenant shall only be responsible for payment of Base Rent with respect to the Third Floor Expansion Premises as calculated, and the foregoing Base Rent amounts are calculated, based on (i) 15,000 rentable square feet for the period of time commencing on the Third Floor Expansion Premises Commencement Date through and including the day preceding the date which is six (6) months after the Third Floor Expansion Premises Commencement Date, and (ii) 25,000 rentable square feet for the period of time commencing on the date which is six (6) months after the Third Floor Expansion Premises Commencement Date through and including the day preceding the date first (1st) anniversary of the Third Floor Expansion Premises Commencement Date.

(c)From and after the Third Floor Expansion Premises Commencement Date, (i) Tenant’s Pro Rata Share shall be 50.25%, and (ii) Tenant’s Pro Rata Laboratory Share shall be 62.39%.

(d)For and with respect to the Third Floor Expansion Premises, Tenant shall pay the Amenity Fee in accordance with the terms and conditions of the Existing Lease, at the following rates:  (i) for and with respect to the period of time commencing on the Third Floor Expansion Premises Commencement Date through and including the day preceding the first (1st) anniversary of the Third Floor Expansion Premises Commencement Date, the Amenity Fee for and with respect to the Third Floor Expansion Premises shall be payable at a per annum rate of $15,087.50, payable in equal monthly installments of $1,257.29; and (ii) for and with respect to the each successive twelve (12) month period, the Amenity Fee for and with respect to the Third Floor Expansion Premises shall be payable at a per annum rate of one hundred and three percent (103%) of the amount payable for the immediately preceding twelve (12) month period.

4.Landlord’s Third Floor Expansion Premises TI Work, Tenant’s Third Floor Expansion Premises Work.  Landlord will (i) at Landlord’s sole cost and expense, demolish and remove the existing alterations currently located in the Third Floor Expansion Premises, as required in order to cause the Third Floor Expansion Premises to be in “core and shell” condition, and (ii) perform the Landlord’s Third Floor Expansion Premises TI Work in accordance with and subject to the terms and conditions of the Work Letter.  Notwithstanding any provision contained the Existing Lease to the contrary, Landlord shall deliver the Third Floor Expansion Premises to Tenant, and Tenant shall accept the Third Floor Expansion Premises, with the Landlord’s Third Floor Expansion Premises TI Work Substantially Completed and otherwise in the Delivery Condition, and in all other respects in its “as-is”, “where is” condition, without any other obligation on the part of Landlord to construct the Third Floor Expansion Premises for Tenant’s occupancy, or to provide any allowances or inducements, or to construct any additional work or improvements in the Building and, except to the extent expressly set forth in this Amendment, without any representation or warranty (express or implied) on the part of Landlord as to the condition of the Third Floor Expansion Premises.  Without limiting the foregoing, the following provisions of the Existing Lease shall have no applicability and be of no force or effect with respect to the Third Floor Expansion Premises:  Article 3, the Base Building Work Matrix attached as Exhibit C to the Existing Lease, the Work Letter attached as Exhibit D to the Existing Lease, Sections 4, 5 and 6 of the First Amendment and the Work Letter attached as Exhibit D-1, First Amendment to the First Amendment.

Promptly after the Third Floor Expansion Premises Commencement Date, Tenant shall, at its own cost and expense, in accordance with and subject to the terms and provisions of the Existing Lease, perform or cause to be performed any and all work determined by Tenant to be necessary to prepare the Third Floor Expansion Premises for Tenant’s initial occupancy (collectively, “Tenant’s Third Floor Expansion Premises Work”), and shall equip the Third Floor Expansion Premises with trade fixtures and personal property.  All of Tenant’s Third Floor Expansion Premises Work shall be considered to be an Alteration, and shall be performed in accordance with the terms and conditions of the Existing Lease, including, without limitation, the terms and conditions of Section 7.3 of the Existing Lease. Tenant’s commencement of Tenant’s Third Floor Expansion Premises Work in the Third Floor Expansion Premises shall be conclusive evidence, as against Tenant, that Landlord has completed Landlord’s Third Floor Expansion Premises TI Work to be performed by Landlord under this Amendment, Tenant has accepted possession of the Third Floor Expansion Premises in its then-current condition, and that at the time such possession was taken, the Third Floor Expansion Premises and the Building were in a good and satisfactory condition as required by this Amendment; provided, however, that the foregoing shall not limit (i) any of Landlord’s punch list or warranty obligations set forth in the Work Letter, and (ii) any obligations or liabilities of Landlord with respect to latent defects in Landlord’s Third Floor Expansion Premises TI Work.  All of Tenant’s Third Floor Expansion Premises Work shall be performed (a) in a good and workmanlike manner and free from defects, (b) substantially in accordance with plans approved by Landlord; (c) by contractors selected by Tenant and approved by Landlord in its reasonable discretion, and (d) in compliance with all applicable laws, codes, and other legal requirements, the terms of the Existing Lease and all construction procedures and regulations in effect as of the Effective Date.

5.Early Access. After Landlord determines that the Landlord’s Third Floor Expansion Premises TI Work has sufficiently progressed to the point where permitting Tenant to enter the Third Floor Expansion Premises will not adversely affect the timely completion of the remaining elements of Landlord’s Third Floor Expansion Premises TI Work, then prior to the Third Floor Expansion Premises Commencement Date Landlord shall permit Tenant to enter the Third Floor Expansion Premises for the purpose of preparing the Third Floor Expansion Premises for occupancy by Tenant.  Any such early entry shall be at Tenant’s sole risk and expense, and, excepting only to the extent caused by the gross negligence or willful misconduct of Landlord or and of Landlord’s agents, employees or contractors, Landlord shall have no liabilities or obligations to Tenant in connection therewith, including any liability for damage or injury to persons or property in connection therewith.  Upon such entry, Tenant shall be bound by and shall comply with all provisions of this Lease (excepting only the obligations to pay Base Rent, Tenant’s Pro Rata Share of Expenses, Tenant’s Pro Rata Share of Laboratory Expenses, Tenant’s Pro Rata Share of Taxes or the Amenity Fee with respect to the Third Floor Expansion Premises), including the provisions of this Lease regarding obtaining and maintaining insurance coverages, and the performance of Alterations in the Third Floor Expansion Premises, notwithstanding that the Third Floor Expansion Premises Commencement Date may not yet have occurred. Without limitation, all of such work performed by Tenant in the Third Floor Expansion Premises shall be coordinated with any work being performed by Landlord and in such manner as to maintain harmonious labor relations.  In no event shall any such work by Tenant damage the Building or the Third Floor Expansion Premises or interfere with the timely performance of the Landlord’s Third Floor Expansion Premises TI Work.

6.Allowance Balance.  If, and only if, following the Substantial Completion of Landlord’s Third Floor Expansion Premises TI Work, the total costs and expenses to be incurred by Landlord in connection with the performance of Landlord’s Third Floor Expansion Premises TI Work is less than the Maximum Third Floor Allowance Amount (as defined in the Work Letter), then Tenant may elect to apply the then-remaining balance of the Maximum Third Floor Allowance Amount (the “Third Floor Allowance Balance”), if any, or any portion thereof, toward the following (collectively, the “Other Tenant Work/FF&E Costs”): (i) costs and expenses incurred by Tenant in connection with the performance of alterations or improvements to be performed by or on behalf of Tenant in the Building (including, without limitation, alterations or improvements to be performed by Landlord for Tenant in the portion of the Premises located on the first (1st) floor of the Building), or (ii) the costs and expenses of furniture, fixtures, equipment to be installed by Tenant in the Premises or any part thereof.

7.Letter of Credit.

(a) Pursuant to the Existing Lease, Landlord is currently holding a Letter of Credit in the amount of $1,560,000.00 (the “Existing Letter of Credit”).  Concurrent with the execution of this Amendment, Tenant has delivered to Landlord either (i) a replacement Letter of Credit, reasonably acceptable to Landlord, in the amount of $2,412,873.01, or (ii) an amendment to the Existing Letter of Credit, reasonably acceptable to Landlord, increasing the amount of the Existing Letter of Credit to $2,412,873.01. In the event that Tenant has delivered a replacement letter of credit in accordance with clause (i) of the preceding sentence, Landlord shall promptly return the Existing Letter of Credit to Tenant.

(b)Section 25.7 of the Existing Lease is hereby deleted in the entirety and shall be of no further force or effect.

8.Signage. Section 28.14 of the Existing Lease is hereby deleted in the entirety and replaced with the following:

“Section 28.14 Signage.

(a)The lobby area of the Building shall contain a directory or directories, which shall be in a location or locations providing reasonable visibility from each entrance to the Building.  Tenant shall be entitled to listings on each directory installed from time-to-time in the lobby area of the Building.  From time to time, upon request, Landlord will modify each such directory to reflect such changes in the listings as Tenant shall request.  In addition, Tenant shall have the right to have a sign identifying Tenant installed on the door of the Premises.  All aspects of said door signage (including the size, location, design, materials, colors and appearance thereof) shall be subject to the prior review and approval of Landlord in all respects, which approval shall not be unreasonably withheld, conditioned or delayed.

(b) If Landlord grants any other tenant of the Building the right to install signage on the exterior of the Building, or on any monument signage located on the Property, then VOR BioPharma, Inc. shall have the right to have signage of equal size and prominence installed on the exterior of the Building or on such monument signage located on the Property, as applicable; provided, however, the rights with respect to such exterior Building Signage and/or monument signage are and shall be personal to VOR BioPharma, Inc, and in no event shall any successor to VOR BioPharma, of any kind or description, have any such rights to exterior Building signage or monument signage.   All aspects of said exterior Building signage and/or monument signage (including the size, location, design, materials, colors and appearance thereof) shall be subject to the prior review and approval of Landlord in all respects, which approval shall not be unreasonably withheld, conditioned or delayed.

(c)In addition to the foregoing, if and as long as all of the Signage Conditions (as hereinafter defined) are fully and completely satisfied, then VOR BioPharma, Inc. shall have the right to have signage in the lobby of the Building and monument signage located on the Property of larger size and greater prominence than the lobby and/or monument signage (respectively) of any other tenant of the Building.  The “Signage Conditions” shall mean, collectively, the following: (i) VOR Biopharma, Inc. leases in the aggregate more than 83,235 rentable square feet in the Building (the “Signage Rentable Area Threshold”); (ii) VOR Biopharma, Inc. occupies in the aggregate more than 65,000 rentable square feet in the Building; (iii) the Lease is in full force and effect, and (iv) no Event of Default (which remains uncured after any applicable grace period) shall have occurred and be continuing.  All aspects of said lobby signage and/or monument signage (including the size, location, design, materials, colors and appearance thereof) shall be subject to the prior review and approval of Landlord in all respects, which approval shall not be unreasonably withheld, conditioned or delayed.

(d)In addition to the foregoing, if and as long as all of the Signage Conditions are fully and completely satisfied, then VOR Biopharma, Inc. shall have the right to one (1) sign on the exterior of the Building (the “Exterior Sign”).  All aspects of the Exterior Sign (including the location, size, design, materials, colors and appearance thereof) shall be subject to the prior review and approval of Landlord in all respects.  The Exterior Sign shall be subject to and in compliance with all applicable Laws, and shall be subject to the issuance of all required governmental permits and approvals required in connection therewith.  Tenant shall, at its sole cost and expense, prepare all plans and specifications relating to the Exterior Sign, and shall reimburse Landlord for the commercially reasonable third-party out-of-pocket costs and expenses incurred by Landlord in connection with obtaining said governmental permits and approvals, as well as all commercially reasonable third-party out-of-pocket costs and expenses incurred by Landlord in connection with constructing, installing, maintaining, repairing, and removing said Exterior Sign.

(e)In addition to the foregoing, if and as long as all of the Signage Conditions are fully and completely satisfied, then Landlord will not permit any other tenant of the Building to install any signage identifying said tenant on the exterior of the Building.

(f)The rights, restrictions, and limitations set forth in the foregoing Sections 28.14 (c), (d), and (e) are and shall be personal to VOR BioPharma, Inc, and in no event shall any successor to VOR BioPharma, of any kind or description, have any such rights.  Without limitation, if, as and when the Signage Conditions are not fully and completely satisfied, or Vor Biopharma, Inc. does not lease more than 83,235 rentable square feet in the Building or occupy more than 65,000 rentable square feet in the Building, then the rights, restrictions and conditions set forth in foregoing Sections 28.14 (c), (d), and (e) shall be of no force or effect.”

(g)Without limiting and subject to the foregoing provisions and conditions, (x) promptly following the Effective Date of this Amendment, Tenant may elect to prepare and submit to Landlord the plans and specifications for the Exterior Sign, in which event Landlord and Tenant shall cooperate in good faith to resolve all issues, questions, and concerns of Landlord with respect thereto, and promptly after such resolution Landlord shall approve said plans and specifications for the Exterior Sign; (y) if, as and when both Landlord and Tenant execute a written letter of intent pursuant to which Landlord will lease additional space in the Building to Tenant thereby resulting in Tenant leasing in the aggregate more space than the Signage Rentable Area Threshold, then promptly thereafter Landlord will submit the approved plans and specifications for the Exterior Sign to the appropriate governmental officials of the City of Cambridge and conduct the review process with said governmental officials; and (z) if, as and when both Landlord and Tenant execute a written amendment to the Lease pursuant to which Landlord leases additional space in the Building to Tenant thereby resulting in Tenant leasing in the aggregate more space than the Signage Rentable Area Threshold, provided that all of the other Signage Conditions are satisfied, Landlord shall apply for and seek to obtain the governmental approvals and permits required in connection with the Exterior Sign, and promptly after all such approvals and permits are issued, install the Exterior Sign. Without limitation, the foregoing shall not limit or detract from any of the reimbursement obligations of Tenant pursuant to the foregoing Section 28.14(d).

9.Right of First Offer. The following is hereby inserted in the Existing Lease as Article 27:

“ARTICLE 27
Right of First Offer

Section 27.1ROFO Rights.  If at any time between the Effective Date and the date which is twelve (12) months prior to the Expiration Date, Landlord in its sole discretion determines that any separately demised rentable area located in the Building (each such area, a “ROFO Space”) has become “available for leasing” (as hereinafter defined), and provided that the conditions precedent set forth in Section 27.3 below are then satisfied, then prior to offering to lease such ROFO Space to any third (3rd) parties, Landlord shall deliver notice thereof to Tenant (the “ROFO Notice”) setting forth a description of the ROFO Space in question (including the rentable area thereof), the Landlord’s determination of Base Rent and Additional Rent for such ROFO Space, the other material business terms upon which Landlord is willing to lease the ROFO Space, and the date Landlord anticipates that the ROFO Space will become available for leasing.  Provided that all of the conditions precedent set forth in this Article 27 are fully satisfied by Tenant, Tenant shall have the option (the “ROFO Option”), exercisable by Tenant delivering written notice (the “Acceptance Notice”) to Landlord within ten (10) days after delivery by Landlord of the ROFO Notice, to lease all of the subject ROFO Space upon all of the terms and conditions set forth in the ROFO Notice, including the Base Rent and Additional Rent for the ROFO Space designated by Landlord as set forth therein.  Time shall be of the essence as to Tenant’s delivery of an Acceptance Notice with respect to any ROFO Space.  If Tenant fails to deliver an Acceptance Notice within such ten (10) day period, then Tenant shall be deemed to have rejected the option to lease the applicable ROFO Space (the “Rejected ROFO Space”).  In such event, Tenant shall have no further rights or claims with respect to the Rejected ROFO Space, Landlord shall have no further liabilities or obligations to Tenant with respect to the Rejected ROFO Space, and Landlord may elect to lease the Rejected ROFO Space to third (3rd) parties upon such terms and conditions as Landlord may determine in its discretion.

Section 27.2Available for Leasing, etc.  For purposes of this Article 27, space shall be deemed “available for leasing” when Landlord has determined in its sole discretion that (a) the space is vacant, or (b) the respective existing tenant or occupant does not intend to extend or renew the term of its lease or other occupancy agreement for the ROFO Space or enter into a new lease for such ROFO Space.  For purposes of this Article 27, space shall not be deemed “available for leasing” if, at the time in question (a)  any person or entity leases or occupies the ROFO Space, whether pursuant to a lease or other agreement (unless such person or entity confirms to the satisfaction of Landlord that it does not intend to extend or renew the term of the lease or other occupancy agreement for the ROFO space or enter into a new lease for such ROFO Space), (b) any person or entity holds any option or right to lease or occupy the ROFO Space, or to renew its lease or right(s) of occupancy thereof, or any other rights or claims thereto (including, without limitation, any rights of first offer, rights of first refusal or expansion rights), or (c) Landlord or an affiliate of Landlord intends to occupy the ROFO Space as a management office for the Building; provided, however, if Landlord or an affiliate of Landlord occupies any ROFO Space as a management office without first offering such ROFO Space to Tenant, then the Signage Rentable Area Threshold shall be reduced on a per square foot basis by the rentable square footage of such management office.  Without limitation, so long as a tenant or other occupant leases or occupies all or a portion of the ROFO Space, Landlord shall be free to extend or renew any such tenancy or occupancy, whether or not pursuant to a lease or other agreement, and such space shall not be deemed to be “available for leasing.”  In no event shall Landlord be liable to Tenant for any failure by any then-existing tenant or occupant to vacate any ROFO Space by any particular date.  Nothing set forth in this Article 27 shall be construed to limit Landlord’s right to keep space in the Building vacant if Landlord elects, in its sole discretion, to do so, and such vacant space shall in no event be deemed to be “available for leasing” hereunder.  Notwithstanding anything herein to the contrary, all rights of first offer granted to Tenant pursuant to this Article 27 are subject and subordinate in all respects to the rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant or occupant of the Property existing on the date of this Amendment.  As of the date hereof, the tenants and occupants of the Building with such superior rights are listed on Exhibit O attached hereto and made a part hereof.

Section 27.3Conditions.  Tenant shall have no right to exercise any ROFO Option or to lease any ROFO Space, and Landlord shall have no obligation to deliver a ROFO Notice, unless all of the following conditions have been satisfied both on the date the respective space becomes available for leasing and on the date of the Acceptance Notice: (a) No uncured default or Event of Default shall exist under the Lease; and (b) VOR BioPharma, Inc., any Related Entity and/or any Successor Entity (collectively) is (or are) occupying not less than 55,000 rentable square feet of the Building.

Section 27.4Terms.  Effective as of the date on which Landlord delivers the ROFO Space to Tenant (the “ROFO Space Commencement Date”):

(i)The ROFO Space shall be added to and be deemed to be a part of the Premises for all purposes under the Lease and on all of the terms and conditions of the Lease (except as otherwise provided in this Article 27);

(ii)The ROFO Space shall be delivered in the condition expressly set forth in the ROFO Notice; Landlord shall not be obligated to perform any work or improvements or to provide any allowances or inducements with respect thereto, except to the extent expressly set forth in the ROFO Notice;

(iii)Base Rent and Additional Rent for the ROFO Space shall be as set forth in the ROFO Notice; and

(iv)Tenant shall pay all Additional Rent payable under the Lease with respect to the applicable ROFO Space, except to the extent that any such Additional Rent is included in the amounts payable under clause (iii) above.

Section 27.5Amendment.  The delivery of the Acceptance Notice by Tenant shall constitute the irrevocable and unconditional acceptance by Tenant of the offer to lease the ROFO Space upon all of the terms and conditions set forth in the ROFO Notice.  Without limitation, if Tenant timely delivers an Acceptance Notice and exercises the ROFO Option, upon request made by either party, Landlord and Tenant will execute, acknowledge and deliver an amendment to the Lease confirming the ROFO Space Commencement Date, Base Rent and Additional Rent payable with respect to the ROFO Space, the incorporation of the ROFO Space into the Premises, and the modifications to the Lease resulting therefrom, as set forth in Section 27.4; provided, however, as long as the conditions set forth in Section 27.3 are satisfied, the timely delivery of an Acceptance Notice after receipt of the ROFO Notice shall be the automatic and self-operative exercise of the ROFO Option and the failure of either party to execute and deliver such an amendment shall not detract from the exercise by Tenant of the ROFO Option.

Section 27.6Reoffer of ROFO Space to Tenant.  The ROFO Option of Tenant hereunder with respect to each respective ROFO Space shall terminate and expire on the earlier to occur of (a) as provided in Section 27.1 above, Tenant’s failure to deliver an Acceptance Notice within the ten (10) day period of time set forth above, or (b) as provided in Section 27.3 above, the date Landlord would have provided Tenant a ROFO Notice if Tenant had not been in violation of one or more of the conditions set forth in Section 27.3 above.  Notwithstanding the foregoing, if (i) Tenant was entitled to exercise its ROFO Option but failed to deliver an Acceptance Notice within the ten (10) day period of time set forth above, and (ii) thereafter prior to entering into a lease (or leases) for such ROFO Space Landlord proposes to lease the respective ROFO Space to a prospective tenant on terms that are “materially more favorable” than those set forth in the ROFO Notice previously delivered to Tenant, then Tenant’s rights with respect to the respective ROFO Space shall be revived and Tenant shall once again have a ROFO Option with respect to the respective ROFO Space; provided, however, in connection therewith, Tenant shall be afforded five (5) days after delivery by Landlord of the updated ROFO Notice for the respective ROFO Space within which to deliver an Acceptance Notice.  For purposes hereof, the terms offered to a prospective tenant shall be deemed to be “materially more favorable” from those set forth in the ROFO Notice if there is a reduction of more than ten percent (10%) in the “bottom line” cost per rentable square foot of the ROFO Space to the prospective tenant, when compared with the “bottom line” cost per rentable square foot for the ROFO Space under the ROFO Notice, determined by considering all of the economic terms of both proposals, respectively, including, among other relevant factors, the base rent, the tax and expense obligations, the additional rent, any free rent periods, and any other concessions and allowances.

Section 27.7Expiration.  Notwithstanding any provision contained herein to the contrary, from and after the date which is twelve (12) months prior to the Expiration Date, then this Article 27 shall become null and void and of no further force or effect and Tenant shall have no further ROFO Options or other rights to lease any ROFO Space pursuant to this Article 27.  In such event, all of the obligations of Landlord to offer any ROFO Space to Tenant shall be considered to have been fully and completely satisfied, and neither Landlord nor Tenant shall have any further rights, liabilities or obligations under this Article 27.

Section 27.8Time is of the Essence.  Time is of the essence of the provisions of this Article 27.”

10.Reference Information.  Effective as of the Third Floor Expansion Premises Commencement Date, Article 1 of the Lease is hereby amended as follows:

(i)by deleting the definition of “Premises,” “Rentable Square Footage of the Premises,” “Tenant’s Pro Rata Share,” “Tenant’s Pro Rata Laboratory Share,” and “Letter of Credit Amount” and replacing said definitions with the following:

“Premises”  shall mean the area containing 73,235 rentable square feet, comprised of the following:  (i) the area located on the fourth (4th) floor of the Building and shown on the floor plan attached to this Lease as Exhibit A-1; (ii) the area located on the first (1st) floor of the Building shown on the floor plan attached to this Lease as Exhibit A-5; (iii) the area located on the third (3rd) floor of the Building and shown on the floor plan attached to this Lease as Exhibit A-6, (iv) the area (the “Tenant Materials Storage Area”) located on the first (1st) floor of the Building and shown on the floor plan attached to this Lease as Exhibit A-2; and (v) the area (the “Penthouse Area”) located in the penthouse on the roof of the Building and shown on the plan attached to this Lease as Exhibit A-4.

“Rentable Square Footage of the Premises” is deemed to be 73,235 rentable square feet.

“Tenant’s Pro Rata Share”: 50.25%.

“Tenant’s Pro Rata Laboratory Share”: A fraction (expressed as a percentage), the numerator of which is the rentable area of the Premises and the denominator of which is the aggregate of all rentable areas of the Building leased to and used from time-to-time by all tenants of the Building (including Tenant) for laboratory purposes.  As of the Third Floor Expansion Premises Commencement Date, Tenant’s Pro Rata Laboratory Share will be 62.39%.

“Letter of Credit Amount”:  $2,412,873.01, subject to the provisions of Article 25.

11.Brokerage.  Tenant warrants and represents to Landlord, and Landlord warrants and represents to Tenant, that it has dealt with no broker or agent in connection with this Amendment, other than Newmark Knight Frank and Cresa.  Each of Tenant and Landlord shall indemnify and hold harmless the other from and against any and all loss, cost and expense (including attorneys’ fees) arising out of or resulting from any breach of said warranty and representation by the indemnifying party, including any claims for a brokerage commission, finder’s fee or similar compensation made by any person other than Newmark Knight Frank and Cresa arising out of or in connection with this Amendment.  The Landlord shall be responsible for payment of all fees payable to Newmark Knight Frank and Cresa in connection with this Amendment pursuant to a separate agreement.

12.Floor Plans.  Effective as of the Third Floor Expansion Premises Commencement Date, the floor plan attached to this Amendment as Exhibit A-6 is hereby added to the Lease and incorporated herein by this reference.

13.Miscellaneous.  Tenant hereby represents and warrants to Landlord as follows: (i) the execution and delivery of this Amendment by Tenant has been duly authorized by all requisite limited liability company action; (ii) neither the Existing Lease nor the interest of the Tenant therein has been assigned, sublet, encumbered or otherwise transferred; (iii) to Tenant’s knowledge, there are no defenses or counterclaims to the enforcement of the Existing Lease or the liabilities and obligations of Tenant thereunder; (iv) to Tenant’s knowledge, Tenant is not entitled to any offset, abatement or reduction of rent under the Existing Lease; and (v) to Tenant’s knowledge, neither Tenant nor Landlord is in breach or default of any its respective obligations under the Existing Lease.  The submission of drafts of this document for examination and negotiation does not constitute an offer to lease, or a reservation of or option for, the Third Floor Expansion Premises, and this Amendment shall not be binding upon Landlord or Tenant unless and until Landlord has executed and delivered to Tenant a fully-executed version of this Amendment.  Except as expressly and specifically set forth in this Amendment, the Existing Lease is hereby ratified and confirmed, and all of the terms, covenants, agreements and provisions of the Existing Lease shall remain unaltered and unmodified and in full force and effect throughout the balance of the term of the Lease.  Except as expressly set forth herein, all of the covenants, representations and warranties made by Tenant contained in the Existing Lease are hereby remade, reaffirmed and ratified as of the date hereof.

14.Counterparts. This Agreement may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature.  Without limitation, in addition to electronically produced signatures, “electronic signature” shall include electronically scanned and transmitted versions (e.g., via PDF and/or DocuSign) of an original signature.  This Agreement may be executed in multiple counterparts (which counterparts may be executed and delivered by PDF, DocuSign, or another file sent by email) which shall together constitute a single document.  Any executed counterpart of this Agreement delivered by PDF, DocuSign or another file sent by email shall be equally effective as an original counterpart for all purposes.

(Signatures on following page)

EXECUTED as an instrument under seal as of the date first above-written.

LANDLORD:

PPF OFF 100 CAMBRIDGE PARK DRIVE, LLC,
a Delaware limited liability company

By:PPF OFF Cambridge Park Holdings, LLC,

a Delaware limited liability company,

its member

By:PPF MASS REIT, LLC,

a Delaware limited liability company,

its member

By:PPF OP, LP,

a Delaware limited partnership,

its sole member

By:PPF OPGP, LLC,

a Delaware limited liability company,

its general partner

By:Prime Property Fund, LLC,

a Delaware limited liability company,

its sole member

By:Morgan Stanley Real Estate Advisor, Inc.,

a Delaware corporation,

its Investment Adviser

By:/s/ Jennie Pries Friend___________

Name:Jennie Pries Friend

Title:Managing Director

TENANT:

VOR BIOPHARMA, INC.,

a Delaware corporation

By:/s/ Robert Ang____________

Name:Robert Ang

Title:CEO

EXHIBIT A-6

Floor Plan for Third Floor Expansion Premises

LEGEND

FINAL PLAN OF PREMISES

PROJECT NAME

VOR BIOPHARMA, INC. - TENANT IMPROVEMENTS
100 CAMBRIDGEPARK DRIVE, CAMBRIDGE, MASSACHUSETTS

VIVO architecture
123 N Washington Street Boston, MA 02114 617-227-7727

TITLE

FINAL PLAN OF PREMISES
THIRD FLOOR
LEASE EXHIBIT

PROJECT NO:	20215.12
ISSUE DATE:	MAY 25, 2021
SCALE:	N.T.S.
DRAWN BY:	GG

L-1.3

A-7-1

EXHIBIT D, SECOND AMENDMENT

Work letter

This Work Letter sets forth the terms and conditions relating to the construction of the initial tenant improvements in the Third Floor Expansion Premises.  This Work Letter is essentially organized chronologically and addresses the issues of the construction of the Third Floor Expansion Premises, in sequence, as such issues will arise during the actual construction of the Third Floor Expansion Premises.  All references in this Work Letter to Articles or Sections of “the Amendment” shall mean the Second Amendment to Lease to which this Work Letter is attached; all references in this Work Letter to “the Lease” shall mean the relevant portion of the Lease (as defined in the Second Amendment to Lease to which this Work Letter is attached); and all references in this Work Letter to Sections of “this Work Letter” shall mean the relevant portion of this Work Letter.

1.	LANDLORD’S THIRD FLOOR EXPANSION PREMISES WORK AND MAXIMUM THIRD FLOOR ALLOWANCE AMOUNT

Landlord shall build-out the Third Floor Expansion Premises, which shall include the construction of all alterations expressly and specifically set forth on the Construction Documents (collectively, the “Landlord’s Third Floor Expansion Premises TI Work”), at Landlord’s cost and expense; provided, however, in no event shall Landlord be obligated to incur more than $5,721,167.86 (the “Maximum Third Floor Allowance Amount”) arising out of or in connection with the performance of the Landlord’s Third Floor Expansion Premises TI Work, and the obligations of Landlord to perfrom the Landlord’s Third Floor Expansion Premises TI Work shall in all respects be subject to the payment by Tenant of any applicable Over-Allowance Amount (as hereinafter defined).  The Landlord’s Third Floor Expansion Premises TI Work shall be performed in a first-class, workmanlike manner.   Without limiting the foregoing, Landlord will be performing Landlord’s First Floor Expansion Premises TI Work (as defined in the First Amendment) concurrent with the performance of the Landlord’s Third Floor Expansion Premises TI Work, and the Maximum First Floor Allowance Amount (as defined in the First Amendment) and the Maximum Third Floor Allowance Amount shall be treated by Landlord and Tenant as one aggregate allowance for purposes of preparing budgets (including, without limitation, the First Floor Cost Proposal and the Third Floor Cost Proposal) and determining the amount, if any, of the First Floor Over Allowance Amount (as defined in the First Amendment) and/or the Third Floor Over Allowance Amount.

2.CONSTRUCTION DOCUMENTS

2.1Selection of Architect.  Landlord has retained RE Dinneen and DPS Architecture (each, individually, an “Archtect” and collectively, the “Architects”) and AHA as the MEP engineer to prepare the Construction Documents (defined in Section 2.3) for the Landlord’s Third Floor Expansion Premises TI Work.  All Construction Documents shall comply with the drawing format and specifications as determined by Landlord, and shall be subject to approval by both Landlord and Tenant as set forth herein.

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2.2Final Space Plan.  Tenant has approved the preliminary space plans for the Third Floor Expansion Premises prepared by the Architects, on behalf of the Contractor (as hereinafter defined), attached as Attachment 1 hereto (collectively, the “Fit Plan”).  On or before the date set forth in Attachment 2, attached hereto, the Architects shall prepare more detailed space plans (each, individually, a “Space Plan” and collectively, the “Space Plans”) for Tenant for the Third Floor Expansion Premises, which Space Plans shall be reasonably consistent with the Fit Plan.  The Architects shall deliver the Space Plans and the Contractor shall deliver a preliminary budget for the cost of performing the work shown on each Space Plan to Landlord and Tenant for their approval. Landlord and Tenant shall review and provide any comments and requested changes to each Space Plan within five (5) Business Days of receipt thereof. In the event that Tenant or Landlord have any comments or requested changes to either Space Plan, Landlord shall use reasonable efforts to cause the applicable Architect to prepare and circulate a modified Space Plan within five (5) Business Days of such Architect’s receipt of any requested changes from Tenant or Landlord.  Such process of submittal and response within the time frames specified in the preceding sentence shall continue until each of Landlord and Tenant gives written approval to the Space Plans, with the understanding that the Final Space Plan (as defined below) shall be approved no later than the date set forth for such approval on Attachment 2.  Once Landlord and Tenant approve the Space Plans, the Space Plans shall be considered to be final (the “Final Space Plan”).  Time is of the esence of this Section 2.2.

2.3Construction Documents.  On or before the date set forth in Attachment 2, provided that the Final Space Plan is approved by the date set forth in Attachment 2, the Architects will prepare draft construction documents consistent with the Final Space Plan, which draft construction documents and a preliminary budget for the cost of performing the work shown on the draft construction documents shall be submitted to Landlord and Tenant for their approval.  Landlord and Tenant shall review and provide any comments or requested changes to the draft construction documents within five (5) Business Days of receipt thereof, and Landlord shall use reasonable efforts to cause the applicable Architect to prepare and circulate modified draft construction documents within five (5) Business Days of its receipt of any requested changes from Tenant or Landlord. In no event may Tenant require any changes to the draft construction documents that are inconsistent with the Final Space Plan, except to the extent such changes are a part of any value engineering performed by Tenant in accordance with Section 3.4 hereof.  Such process of submittal and response within the time frames specified in the preceding sentence shall continue until each of Landlord and Tenant gives written approval to such draft construction documents, and the draft construction documents shall be considered final once approved by the Landlord and the Tenant, with the understanding that the draft construction documents shall be approved no later than the date set forth for such approval on Attachment 2. Once Landlord and Tenant approve the draft construction documents, the draft construction documents shall be considered to be final construction documents (the “Approved Construction Documents”).  Time is of the essence of this Section 2.3.

2.4Tenant Changes. Subject to the provisions of Section 3.4 of this Work Letter, and following the completion of the Approved Construction Documents, Tenant may, from time to time, prior to the commencement of the respective component of the Landlord’s Third Floor Expansion Premises TI Work, request a change in the Landlord’s Third Floor Expansion Premises TI Work shown on the Approved Construction Documents (“Tenant Change”).  Each such proposed Tenant Change shall be subject to the prior approval of Landlord, not to be unreasonably

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withheld or conditioned, and which approval shall be granted or denied within five (5) Business Days after delivery of such Tenant Change to Landlord.  Landlord shall have no obligation to approve or perform any Tenant Change if, in Landlord’s reasonable judgment, such Tenant Change (i) would delay completion of the Landlord’s Third Floor Expansion Premises TI Work beyond the Substantial Completion Date set forth on Attachment 2; (ii) would materially increase the cost of performing the Landlord’s Third Floor Expansion Premises TI Work so as to result in the cost of performing the Landlord’s Third Floor Expansion Premises TI Work exceeding the Maximum Third Floor Allowance Amount, unless in each case Tenant agrees to pay such costs based on Landlord’s Change Estimate Notice (as defined below), (iii) are incompatible with the design, quality, equipment or systems of the Building or otherwise require a change to the existing Building systems or structure, each in a manner that would not otherwise be required in connection with the improvements contemplated by the Approved Construction Documents, (iv) is not consistent the first class nature of the Building, or (v) otherwise do not comply with the provisions of the Lease.

2.5Permits.  Following the approval of the Approved Construction Documents, the Contractor (as hereinafter defined) shall submit the Approved Construction Documents to the appropriate municipal authorities for all applicable building permits necessary to allow the Contractor to commence and fully complete the construction of the Landlord’s Third Floor Expansion Premises TI Work (the “Permits”).

2.6Time Deadlines.  The applicable dates for approval of items, plans and drawings as described in this Section 2, Section 3, below, and in this Work Letter are set forth in Attachment 2 (the “Time Deadlines”) attached hereto.

3.CONTRACTOR AND COSTS OF TENANT CHANGES

3.1Contractor.  Landlord shall engage PIDC Construction (the “Contractor”) to perform the Landlord’s Third Floor Expansion Premises TI Work.  The contract with the Contractor shall be on the basis of a guaranteed maximum price (the “GMP”).  The GMP shall be determined based upon the following:

•	Contractor’s Fee: 3.5% of the total project costs of the Landlord’s Third Floor Expansion Premises TI Work.
•	Cost of the Landlord’s Third Floor Expansion Premises TI Work: Determined based on bids obtained from subcontractors in accordance with Section 4.7 below.
•	Contingency: 5% of the total project costs of the Landlord’s Third Floor Expansion Premises TI Work.

3.2Third Floor Cost Proposal.  Following approval of the Approved Construction Documents, Landlord shall provide Tenant with a cost proposal in accordance with the Approved Construction Documents, which cost proposal shall include, as nearly as possible, the cost of all Landlord’s Third Floor Expansion Premises TI Work to be incurred by Tenant in connection with the design and construction of the Landlord’s Third Floor Expansion Premises TI Work and shall include a GMP proposal from Landlord’s Contractor in accordance with Section 3.1 above

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(collectively, the “Third Floor Cost Proposal”).   The Third Floor Cost Proposal shall include, among other things, a project management fee payable to the Landlord’s project manager of three and one-half percent (3.5%) of the project costs, the Contractor’s fee, general conditions, and a reasonable contingency. The Third Floor Cost Proposal may include early trade release packages for long lead time items such as mechanical equipment.  Tenant shall approve the Third Floor Cost Proposal within five (5) Business Days of the receipt of the same; provided, however, (i) if Tenant is not satisfied with the amount of the general conditions set out in the Third Floor Cost Proposal, then Tenant shall have the right, within five (5) Business Days following its’ receipt of the Third Floor Cost Proposal, to request that Landlord and Tenant jointly engage a mutually acceptable independent contractor or construction consultant to conduct a peer review of the amount of the general conditions set out in the Third Floor Cost Proposal (the costs of said peer review to be shared equally by Landlord and Tenant); and (ii) Tenant shall have the right to request Tenant Changes to the Approved Construction Documents within such five (5) Business Days following its receipt of the Third Floor Cost Proposal for the purpose of value engineering, in which event the Landlord will cause the applicable Architect(s) to revise the Approved Construction Documents based upon the changes requested by Tenant, as aforesaid, and the Contractor to provide a new Third Floor Cost Proposal to Landlord and Tenant for their approval.  Without limitation, the approval by Tenant of the Third Floor Cost Proposal shall not be unreasonably withheld, conditioned or delayed.  Upon Tenant’s approval of a Third Floor Cost Proposal, Landlord shall cause the Contractor to purchase the items set forth in the Third Floor Cost Proposal and to commence the performance of the Landlord’s Third Floor Expansion Premises TI Work.  The date on which Tenant approves the Third Floor Cost Proposal shall be known hereafter as the “Third Floor Cost Proposal Delivery Date”. Time is of the esence of this Section 3.2.

3.3Over-Allowance Amount.  If the amount of the Third Floor Cost Proposal is equal to, or less than, the Maximum Third Floor Allowance Amount, then Tenant shall not be obligated to pay any of the costs and expenses of the Landlord’s Third Floor Expansion Premises TI Work.  If the amount of the Third Floor Cost Proposal exceeds the Maximum Third Floor Allowance Amount (the amount of such excess, the “Third Floor Over Allowance Amount”), then Tenant shall pay to Landlord the Third Floor Over Allowance Amount.  Tenant shall make progress payments to Landlord on account of the Third Floor Over Allowance Amount on a monthly basis, within thirty (30) days of receipt of each Billing (as hereinafter defined).  Each such monthly payment shall be an amount equal to the amount of the subject Billing, multiplied by a fraction, expressed as a percentage, the numerator of which is the Third Floor Over Allowance Amount, and the demonimator of which is the total amount of the Third Floor Cost Proposal.   Notwithstanding the foregoing, from and after the date that Landlord has contributed the Maximum Third Floor Allowance Amount towards the costs and expenses of the Landlord’s Third Floor Expansion Premises TI Work, Tenant shall pay one hundred percent (100%) of each Billing. A Billing may not be submitted by Landlord to Tenant more than one time per calendar month.   A “Billing” shall be defined as any invoice from Landlord setting forth in reasonable detail the amount due from Tenant, and shall include invoices from contractors, vendors and service providers, and applications for payment from the Contractor for work completed through the date of the Billing, as certified by the Contractor.  Unless otherwise agreed by the parties, all Landlord’s Third Floor Expansion Premises TI Work paid for by the Over-Allowance Amount shall be deemed Landlord’s property under the terms of the Lease.  Tenant hereby acknowledges and agrees that Tenant shall be responsible for all costs associated with the Landlord’s Third Floor Expansion Premises TI Work to the extent the same exceed the Maximum Third Floor Allowance

D, Second Amendment-4

Amount (notwithstanding the content of the Third Floor Cost Proposal). All amounts payable by Tenant hereunder constitute Additional Rent payable pursuant to the Lease, and the failure of Tenant to timely pay same shall be an Event of Default.

3.4Cost of Tenant Changes.   If Tenant shall request a Tenant Change, then Landlord shall provide Tenant in writing (a “Landlord’s Change Estimate Notice”) with (x) the estimated additional costs of design and/or construction of the Landlord’s Third Floor Expansion Premises TI Work that Landlord determines will be incurred as a result of such Tenant Change, on an order of magnitude basis, and (y) the estimated Tenant Delay, if any, as a result of such proposed Tenant Change. Tenant shall, within three (3) Business Days following receipt of Landlord’s Change Estimate Notice, notify Landlord in writing whether it elects to proceed with the applicable Tenant Change or to withdraw such proposed Tenant Change. Tenant’s failure to respond in such three (3) Business Day period shall be deemed to be an election to withdraw the proposed Tenant Change.  In no event will Landlord have any obligation to implement a proposed Tenant Change unless and until Tenant confirms in writing its acceptance of the additional costs and/or Tenant Delays, if any, resulting from the proposed Tenant Change, as set forth in the Landlord’s Change Estimate Notice.  The cost of any Tenant Change shall be determined on a net basis; i.e. taking into account the savings, if any, resulting from such Tenant Change.  Without limitation, Tenant acknowledges that any extension of time due to a Tenant Change will not cause an extension of the Third Floor Expansion Premises Commencement Date. Landlord shall be authorized to proceed with work described in a Tenant Change upon receipt of Tenant’s notice to proceed following the giving of Landlord’s Change Estimate Notice.  Time is of the esence of this Section 3.4.

4.COMPLETION OF THE LANDLORD’S THIRD FLOOR EXPANSION PREMISES TI WORK; THIRD FLOOR EXPANSION PREMISES COMMENCEMENT DATE

4.1Substantial Completion.  “Substantial Completion” shall be the date that (1) Landlord completes construction of either (x) the portion of Landlord’s Third Floor Expansion Premises TI Work to be used for general office uses, or (y) the portion of Landlord’s Third Floor Expansion Premises TI Work to be used for cGMP uses, substantially in accordance with the Approved Construction Documents, other than minor work which does not materially affect Tenant’s use of, or access to, the applicable portion of the Third Floor Expansion Premises, (2) the applicable portion of the Third Floor Expansion Premises and those portions of the Common Areas of the Building which affect Tenant’s occupancy of the applicable portion of the Third Floor Expansion Premises are in conformance with all applicable Laws, (3) all structural elements and subsystems of the Building which serve the applicable portion of the Third Floor Expansion Premises, including but not limited to HVAC, mechanical, electrical, lighting, plumbing, and life safety systems, are in good working condition and repair, (4) Landlord has delivered to Tenant a certificate of substantial completion from the applicable Architect stating that the applicable portion of Landlord’s Third Floor Expansion Premises TI Work is substantially complete, and (5) all governmental inspections of Landlord’s Third Floor Expansion Premises TI Work which are required in order for Tenant to be permitted to lawfully occupy the applicable portion of the Third Floor Expansion Premises have been completed.

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4.2Tenant Delay of the Substantial Completion of the Third Floor Expansion Premises.  Each of the following shall constitute a “Tenant Delay”:

4.2.1Tenant’s failure to comply with the Time Deadlines;

4.2.2Tenant’s failure to timely approve any matter requiring Tenant’s approval within the time periods set forth in this Work Letter (which shall mean any period longer than five (5) Business Days or such shorter time period as may be expressly set forth in this Work Letter) except to the extent that Tenant is deemed to consent to any such request for approval in accordance with the terms of this Work Letter;

4.2.3A breach by Tenant of the material terms of this Work Letter or the Lease (provided that Landlord shall provide Tenant prior written notice specifying the nature of the breach and resulting delay);

4.2.4Any Tenant Change;

4.2.5Tenant’s requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the anticipated date of Substantial Completion, as set forth in Attachment 2, after having been informed, in writing, by Landlord that such materials, components, finishes or improvements will cause a delay in completion of the Landlord’s Third Floor Expansion Premises TI Work; and/or

4.2.6Any other act or omission of Tenant or anyone acting by, through or under Tenant that causes a delay in the Landlord’s Third Floor Expansion Premises TI Work or any process described in this Work Letter (provided that Landlord shall provide Tenant with written notice specifying the nature of the acts or omissions giving rise to the delay and the resulting delay promptly after Landlord acquires actual knowledge thereof).

Any increased costs of the Landlord’s Third Floor Expansion Premises TI Work arising out of or resulting from Tenant Delay shall be shall be paid by Tenant to Landlord in accordance with Section 3.3 above as an addition to the Third Floor Over Allowance Amount.

The determination of the length of any Tenant Delay shall be as follows: (i) any delays pursuant Sections 4.2.1 and 4.2.2 in the definition of Tenant Delay shall be equal to one (1) day for each day that the applicable Tenant Delay continues beyond the applicable time period required under the Lease, (ii) any delays pursuant to Sections 4.2.4 and 4.2.5 in the definition of Tenant Delay shall be equal to the number of days set forth in Landlord’s Change Estimate Notice or any other notice delivered to Tenant by Landlord pursuant to the terms of Section 4.2.5 hereof, and (iii) with respect to any other Tenant Delay, (x) in no event shall any act or omission be deemed to be a Tenant Delay until and unless Landlord has given Tenant written notice (the “Tenant Delay Notice”) advising Tenant (A) that a Tenant Delay is occurring, and (B) of the basis on which Landlord has determined that a Tenant Delay is occurring, and (y) no period of time prior to the time that Tenant receives a Tenant Delay Notice shall be included in the period of time charged to Tenant pursuant to such Tenant Delay Notice.

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4.3Walk-through and Punchlist.  Upon Substantial Completion the Contractor shall inspect the Third Floor Expansion Premises with a representative of Tenant and prepare a mutually acceptable punch list of unfinished items of the Landlord’s Third Floor Expansion Premises TI Work.  The items listed on such punch list shall be completed by the Contractor within thirty (30) days after the approval of such punch list or as soon thereafter as reasonably practicable, provided that in the event a punch list item reasonably requires longer than thirty (30) days to complete, then the Contractor shall commence the completion of such particular item within thirty (30) days and diligently pursue the same to completion.  The completion of the punchlist items will not limit or detract from the occurrence of the Substantial Completion of the Third Floor Expansion Premises or the occurrence of the Third Floor Expansion Premises Commencement Date.

4.5Delay Not Caused by Parties.  Neither the Landlord nor Tenant shall be considered to be in default of the provisions of this Work Letter for delays in performance to the extent due to events of Force Majeure; provided, however, in no event will financial inability be considered to be an event of Force Majeure.  Without limitation, an event of Force Majeure exists as of the date of this Amendment as a result of the current COVID-19 pandemic (collectively, “COVID-19 Force Majeure”), including, without limitation, federal, state and local declared states of emergency and government mandated closures of businesses and construction activities, quarantines, travel bans, and supply chain interruptions, and the obligations of Landlord under this Work Letter, including, without limitation, with respect to the performance and completion of the Landlord’s First Floor Expansion Premises TI Work, shall be subject to extension on account of delays arising out of or resulting from COVID-19 Force Majeure.

4.6Delivery. Landlord’s failure to Substantially Complete the Landlord’s Third Floor Expansion Premises TI Work on or before the anticipated date of Substantial Completion, as set forth in Attachment 2, or to substantially complete any element of the Landlord’s Third Floor Expansion Premises TI Work, shall not give rise to any liability of Landlord hereunder, shall not constitute a default by Landlord, and shall not affect the validity of this Amendment.

4.7Bid Process.  Landlord will cause the Contractor to use commercially reasonable efforts to obtain at least three (3) bids from each qualified subcontractor for subcontracts anticipated to cost in excess of Three Hundred Fifty Thousand Dollars ($350,000.00) (each, a “Major Subcontractor”) in connection with the Landlord’s Third Floor Expansion Premises TI Work, and shall share such bids with Tenant promptly after receipt thereof.  Without limiting the generality of the foregoing, the selection of subcontractors for the Landlord’s Third Floor Expansion Premises TI Work shall be conducted on an “open book” basis as between Landlord, Contractor and Tenant, and Tenant shall have the right to review all bid materials received by Contractor prior to the selection of each Major Subcontractor.  Landlord and Contractor shall keep Tenant reasonably informed in the selection of the subcontractors for the Landlord’s Third Floor Expansion Premises TI Work, provided that in the event of any disagreement between the parties, Landlord shall have the right, in its sole but reasonable discretion, and acting in good faith, to make all final determinations regarding the choice of each subcontractor.

4.8Landlord’s Third Floor Expansion Premises Warranty.Landlord hereby warrants and represents to Tenant that the Landlord’s Third Floor Expansion Premises TI Work shall be performed: (i) in a good and workmanlike manner, free of all defects in materials and workmanship; (ii) in all material respects, in accordance with the Approved Construction

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Documents, and (iii) in accordance with all applicable Laws.  The Landlord warranty and representations set forth in this Section 4.8 are referred to herein as “Landlord’s Third Floor Expansion Premises Warranty.”  If, on or before the Warranty Expiration Date (as hereafter defined), Tenant gives Landlord written notice of any breach of Landlord’s Third Floor Expansion Premises Warranty promptly after Tenant becomes aware of such breach, Landlord shall, at no cost to Tenant, correct or repair such breach as soon as conditions reasonably permit and as to which, in any case, Tenant shall have given notice to Landlord, as aforesaid.   The “Warranty Expiration Date” shall be defined as the date twelve (12) months after the Third Floor Expansion Premises Commencement Date.  Except to the extent to which Tenant has given Landlord notice that Landlord has breached Landlord’s Third Floor Expansion Premises Warranty, Tenant shall be deemed conclusively to have: (i) approved the Landlord’s Third Floor Expansion Premises TI Work, (ii) waived any claim that Landlord has breached Landlord’s Third Floor Expansion Premises Warranty, and (iii) have agreed that Tenant has no claim that Landlord has failed to perform any of Landlord’s obligations under this Work Letter.  The provisions of this Section 4.8 set forth the Tenant’s sole remedies for any breach of the Landlord’s Third Floor Expansion Premises Warranty; provided, however nothing in this Section 4.8 shall be deemed to relieve the Landlord of its responsibilities to perform maintenance and repairs as required pursuant to Section 7.2 of the Lease.

5.MISCELLANEOUS

5.1Tenant’s Representative.  Tenant has designated Stefan Chois as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter. Tenant shall have the right, during the performance of the Landlord’s Third Floor Expansion Premises TI Work, to have Tenant’s representative participate in weekly construction meetings with Landlord and the Contractor as to the status of the performance of Landlord’s Third Floor Expansion Premises TI Work.

5.2Landlord’s Representative.  Landlord has designated Tom Congoran and Mark DiNapoli as its sole representatives with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.

5.3Days Designated in This Work Letter.  Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days.

5.4General.  This Work Letter shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the Premises or any additions to the Premises in the event of a renewal or extension of the original Lease Term, whether by any options under the Lease or otherwise, unless and to the extent expressly provided in the Lease or any amendment or supplement to the Lease that such additional space is to be delivered to Tenant in the same condition the Third Floor Expansion Premises is to be delivered.

5.5Disputes.   Any disputes relating to provisions or obligations in this Work Letter in connection with the Landlord’s Third Floor Expansion Premises TI Work shall be submitted to

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arbitration in accordance with the provisions of applicable state law, as from time to time amended.  Arbitration proceedings, including the selection of an arbitrator, shall be conducted pursuant to the rules, regulations and procedures from time to time in effect as promulgated by the American Arbitration Association.  Notwithstanding the foregoing, the parties hereby agree that the arbitrator for any disputes relating to the Landlord’s Third Floor Expansion Premises TI Work shall be a construction consultant experienced in the construction of office/laboratory buildings in the City of Cambridge, as mutually agreed upon by the parties, or, if not then designated by the parties, within ten (10) days after either party makes a request for arbitration hereunder, or (if the parties do not mutually agree upon such arbitrator) as designated by the Boston office of the American Arbitration Association upon request by either party.  Prior written notice of application by either party for arbitration shall be given to the other at least ten (10) days before submission of the application to the said Association’s office in Boston, Massachusetts.  The arbitrator shall hear the parties and their evidence.  The decision of the arbitrator shall be binding and conclusive, and judgment upon the award or decision of the arbitrator may be entered in the appropriate court of law; and the parties consent to the jurisdiction of such court and further agree that any process or notice of motion or other application to the Court or a Judge thereof may be served outside the Commonwealth of Massachusetts by registered mail or by personal service, provided a reasonable time for appearance is allowed.  The costs and expenses of each arbitration hereunder and their apportionment between the parties shall be determined by the arbitrator in his award or decision.  Except where a specified period is referenced in this Work Letter, no arbitrable dispute shall be deemed to have arisen under this Work Letter prior to the expiration of the period of thirty (30) days after the date of the giving of written notice by the party asserting the existence of the dispute together with a description thereof sufficient for an understanding thereof.  In connection with the foregoing, it is expressly understood and agreed that the parties shall continue to perform their respective obligations under this Work Letter during the pendency of any such arbitration proceeding hereunder (with any adjustments or reallocations to be made on account of such continued performance as determined by the arbitrator in his or her award).

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ATTACHMENT 1

FIT PLAN

cGMP Space:

1 CONSTRUCTION FLOOR PLAN - LEVEL 03

DPS

NOT FOR CONSTRUCTION

CONFIDENTIAL

ISSUED FOR PERMIT

VOR BIOPHARMA

cGMP SUITES

CONSTRUCTION FLOOR PLAN
LEVEL 03

D21BR004

1/8" = 1'-0"

AE-103

A

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Research & Development Laboratory and Office Space:

FURNITURE & EQUIPMENT PLAN GENERAL NOTES:

FURNITURE & EQUIPMENT PLAN LEGEND:

FURNITURE & EQUIPMENT PLAN KEYNOTES:

VIVO architecture

LONGFELLOW

PIDC CONSTRUCTION

VOR

AHA CONSULTING ENGINEERS

20215.11

VOR BIOPHARMA, INC.

100 CAMBRIDGEPARK DR.
CAMBRIDGE
MASSACHUSETTS

THIRD FLOOR
FURNITURE & EQUIPMENT
PLAN

A-3.0

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ATTACHMENT 2

TIME DEADLINES

cGMP Space:

Permit Set Plans Approved – One (1) week following the Effective Date.

100% Construction Documents – June 25, 2021

GMP /Cost Proposal Approval Date – July 1, 2021

Research & Development Laboratory and Office Space:

Permit Set Plans Approved – June 15, 2021

100% Construction Documents – July 1, 2021

GMP /Cost Proposal Approval Date – July 1, 2021

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EXHIBIT O

Holders of Superior Rights to ROFO Space

1.	ICF Incorporated – Lease of 9,621 rentable square feet on the 5th floor.
2.	Trillium – Lease of 7,617 rentable square feet on the 5th floor.
3.	Quralis – Lease of 7,969 rentable square feet on the 5th floor.
4.	Modolabs – Lease of 10,538 rentable square feet on the 2nd floor.
5.	Prometrika – Lease of 16,278 rentable square feet on the 2nd floor; ROFO on 1st and 2nd floors.
6.	Kindercare – Lease of 6,131 rentable square feet on the 1st floor.
7.	Mispro – Lease of 7,434 rentable square feet on the 1st floor.

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